Exhibit 3.129
State of Delaware
Secretary of State
Division of Corporations
Delivered 07:25 PM 04/12/2011
FILED 06:56 PM 04/12/2011
SRV 110408697 - 4967940 FILE

CERTIFICATE OF FORMATION
OF
SSC PROVIDER NETWORK, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act, the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is SSC Provider Network, LLC (the “Company”).

2.
The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 12th day of April, 2011.

/s/ Jennifer Boyd Baldock
Jennifer Boyd Baldock
Authorized Person